SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)

                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

             -----------------------------------------------------

Name: ASSETMARK FUNDS

Address of Principal Business Office (no. & Street, City, State Zip Code):
2300 CONTRA COSTA BOULEVARD, SUITE 425, PLEASANT HILL, CA 94523-3967

Telephone Number (including area code):  (800) 664-5345

Name and Address of agent for service of process:

CARRIE HANSEN

2300 CONTRA COSTA BOULEVARD, SUITE 425, PLEASANT HILL, CA 94523-3967


Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [X]  No [   ]

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Pleasant Hill and state of California on the 9th day of January, 2001.

[SEAL]                                             Signature: ASSETMARK FUNDS
                                                             ------------------
                                                            (Name of Registrant)


                                                    By:/s/ Ron Cordes
                                                    --------------------------
                                                    Ron Cordes, President,
                                                    (Name of director, trustee
                                                    or officer signing on behalf
                                                    of Registrant)

Attest: /s/ Carrie Hansen
       -------------------
       Carrie Hansen

       Director of Operations
       ----------------------
       (Title)